Exhibit 99.1

PRESS RELEASE

TIDELANDS OIL & GAS CORPORATION SECURES
FINANCING COMMITMENT

SAN ANTONIO, May 14, 2008 -- Tidelands Oil & Gas Corporation (OTCBB:TIDE) today announced the closing on May 9, 2008 of a financing transaction in which the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Golden Gate Investors Inc. (“Golden Gate”) which provided for the issuance and sale by the Company of up to $3 million of 6% convertible debentures, with the initial issuance of a $1 million debenture (“Debenture”) and the payment of cash by Golden Gate of $200,000 and issuance by Golden Gate to the Company of a $800,000 promissory note (“Note”). The Purchase Agreement provides Golden Gate with the right to lend, in two separate transactions, an additional $1 million of funding to the Company, in its sole discretion, through advancing cash of $200,000 and issuing a note for the balance, similar to the Note. The Company has the right until August 8, 2008, to redeem, at a price equal to the principal and accrued interest, the Debenture provided that no event of default has occurred. The Debenture is unsecured and bears interest at the annual rate of 6%, payable monthly, with the principal amount due on May 9, 2011. The Debenture is convertible at a per share equal to the lesser of $.50 or 80% of the average of the three lowest volume weighted average prices during the twenty trading days prior to Golden Gate’s election to convert. The Note is secured and bears interest at the annual rate of 6.25%, payable monthly, with the principal amount due on May 31, 2011. Golden Gate has the option to prepay this note, subject to the satisfaction of certain conditions.

The Company also announced that on May 12, 2008, in exchange for prior advances, the Company issued to James B. Smith, the Company’s President, an unsecured promissory note in the principal amount of $150,000, bearing interest at the rate of 8% per annum, which amount is due upon demand, and if no demand is made, on August 31, 2008.

The purpose of these financing transactions is to provide incremental funding and liquidity until the Company enters into a strategic transaction or consummates an alternative financing transaction. The Company is exploring strategic options to enhance stockholder value, including the acquisition of income generating businesses in the energy sector or the merger of its operations with other energy enterprises. Any acquisition is expected to be pursued in partnership with third parties that are familiar with the current projects and strategic vision for growth of the Company. There can be no assurance as to the type of agreement or transaction that may be entered into or completed, the terms and conditions of any particular agreement or transaction, the price or other consideration that will be offered or received by the Company and/or its stockholders in connection with the completion of a particular agreement or transaction, if any, or the approximate time it would take for any transaction to be completed.

About Tidelands Oil & Gas Corporation

Tidelands Oil & Gas Corporation, San Antonio, Texas, focuses its business on natural gas pipeline infrastructure and natural gas receiving and storage facilities.

This press release may be deemed to contain certain Forward-Looking Statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission Filings. Actual results may vary.

COMPANY CONTACT
James B. Smith
Tidelands Oil & Gas
210-764-8642
info@tidelandsoilandgas.com